SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 4, 2007
Date of Report (Date of earliest event reported)

COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)

(785) 233-5171
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 4, 2007, Collective Brands, Inc. (the “Company”) announced the election of Douglas J. Treff, as Executive Vice President, Chief Administrative Officer, effective September 4, 2007.

From 2006 to 2007, Mr. Treff served as Executive Vice President/Chief Administrative Officer for Sears Canada, Inc.  From 2000 to 2006, he was Senior Vice President/Chief Financial Officer for Deluxe Corporation.

There are no arrangements or understanding between Mr. Treff or any other person(s) pursuant to which he was selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Mr. Treff has or will have a direct or indirect material interest. In addition, there are no family relationships between Mr. Treff and any other director or executive officer of the Company.

The Company and Mr. Treff entered into an employment agreement effective September 4, 2007 (the “Employment Agreement”) providing that Mr. Treff will be employed in the position of Executive Vice President, Chief Administrative Officer of the Company.

Under the Employment Agreement, Mr. Treff will receive an initial annual base salary of $525,000.  Mr. Treff will be eligible to participate in the annual and long-term cash incentive bonus programs and arrangements established for the executives of the Company and the Company’s benefit plans and arrangements.  Mr. Treff will also be eligible for future grants of restricted stock, stock-settled appreciation rights, and stock options and other equity based awards as may be made under the terms of the Collective Brands, Inc. Stock Incentive Plan.

The term of the Employment Agreement is initially scheduled to end on September 4, 2009. However, beginning on September 5, 2007, the Contract Term will be automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.

If during the Employment Agreement term Mr. Treff’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement), he will be entitled to (i) a severance payment equal to two times his then-current base salary payable in a lump sum (provided that Mr. Treff is not in violation with the non-compete, non-solicitation, confidentiality and work product provisions of the Employment Agreement), (ii) the amount of any annual award payable to him under Company’s Incentive Plan for senior executives of the company (the “Incentive Plans”) for the fiscal year in which his employment is terminated, prorated by the number of days he is actively employed in that fiscal year divided by the number of days in the fiscal year, and payable no later than 2 ½ months from the end of the Company’s fiscal year, (iii) the long-term portion of his cash incentive bonus that would be payable under the terms if the Incentive Plans, (iv)any equity-linked awards consistent with the terms of the applicable award agreements, (iv) a special payment which is the equivalent, before taxes, to the portion paid by the Company towards 18 months of COBRA, and (v) executive level outplacement services.

Mr. Treff is subject to non-competition and non-solicitation covenants during the term of the Employment Agreement and for a period of two years following termination of employment.  Mr. Treff has also agreed to not use or disclose any Company confidential information and to assign all rights to any work products created by him.

In conjunction with his Employment Agreement, Mr. Treff has entered into a change of control agreement with the Company effective September 4, 2007 (the “Change of Control Agreement”).

The Change of Control Agreement provides that Mr. Treff is entitled to benefits if he is terminated for other than cause, death, or disability or if he terminates for “Good Reason” (as defined in the agreement) (i) within three years of a “Change of Control” (as defined in the agreement) occurring; or (ii) within twelve months of a “Potential Change of Control” (as defined in the agreement). A termination by Mr. Treff within 30 days after the first anniversary of a Change of Control will be deemed a termination for Good Reason. Under the agreement, a Change of Control would include any of the following events: (i) any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities; (ii) a majority of the Company’s Directors are replaced and not approved by the “Incumbent Board” (as defined in the agreement); (iii) consummation of certain mergers or a sale of all or substantially all of the Company’s assets; or (iv) stockholders approve a liquidation of the Company. Upon a covered termination of employment, the agreement provides a lump sum payment equal to the aggregate of (i) three times the sum of (x) base salary at termination or, if greater, base salary immediately prior to the change of control plus (y) highest bonus in previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control and (ii) a cash payment for cancellation of stock options or stock appreciation rights.

The Change of Control Agreement provides that Mr. Treff shall receive (i) three years of continued participation (or such longer period as is provided in such plan) in the Company’s welfare benefit plans plus any benefit he would receive with an additional five years of age and service under the Company’s post retirement programs; (ii) unreduced benefits under the Company’s Supplementary Retirement Plan if he is between 50 and 55 and is terminated within five years of a Change of Control other than for Cause (as defined in the agreement) or he terminates his employment for Good Reason; and (iii) outplacement benefits. The agreements also provide a “tax gross-up” payment if such payment would result in Mr. Treff receiving at least 110 percent of the safe harbor amount and, in the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

In addition, in the event of a Change of Control, (i) amounts deferred under the Company’s deferred compensation plan will be distributed in a lump sum cash payment subject to certain distribution time limits under Section 409A of the Internal Revenue Code; (ii) all options and stock appreciation rights outstanding on that date will become immediately and fully exercisable; (iii) all restrictions on any restricted or phantom stock units will lapse and such shares and units will become fully vested; and (iv) any performance units will be earned and become fully payable.

In conjunction with the Employment Agreement, Mr. Treff has entered into an indemnification agreement with the Company effective September 4, 2007 (the “Indemnification Agreement”) providing that the Company will indemnify and advance expenses to Mr. Treff in the case of certain claims made against him by virtue of his position with the Company.

A copy of the Company’s press release announcing the appointment of Mr. Treff to the position of Executive Vice President, Chief Administrative Officer is attached hereto as Exhibit 99.1. The above discussion regarding the various agreements is qualified by reference to the agreements filed as exhibits 10.1, 10.2 and 10.3.

The Board of Directors also promoted Darrel J. Pavelka from Senior Vice President, Merchandise Distribution, Planning and Global Supply Chain to Executive Vice President, Global Supply Chain of the Company. Effective September 9, 2007, Mr. Pavelka’s base compensation will increase to $500,000 and the annual component of his incentive compensation will increase from 55 percent of his base salary to 65% of his base salary. A copy of the Company’s press release announcing the promotion of Mr. Pavelka is attached hereto as Exhibit 99.2.

In recognition of the new Company and to align management and other employees interest with that of stockholders as a result of the acquisition of The Stride Rite Corporation, the Compensation, Nominating and Governance committee accelerated the 2008 grant of Stock Settled Stock Appreciation Rights (“SSARs”) and restricted stock awards to the September 2007 granting date. The following executive officers received the following equity awards on September 4, 2007:

Executive	SSARs	Restricted Stock
Matthew E. Rubel	151,746(1)	0
Douglas J. Treff	37,500(2) 37,500(3) 28,500 (1)	10,000(2) 8,000(4) 6,000(5)
Darrel J. Pavelka	27,100(3) 28,500(1)	5,825(4) 6,000(5)
Ullrich E. Porzig	12,800(1)	2,680(5)
Jay A. Lentz	12,800(1)	2,680(5)
Michael J. Massey	12,800(1)	2,680(5)
(1) The SSARs vest ratably on September 4, 2008, 2009 and 2010 and has a 7 year term and a 200 percent cap on stock appreciation

(2)The grant vests on September 4, 2010.

(3) The grant vests ratably on May 31, 2008, 2009 and 2010 and has a 7 year term and a 200 percent cap on stock appreciation.

(4) The grant of restricted stock is subject to a performance vesting condition, store-for-store sales of the Payless ShoeSource retail stores (“Sales”) for fiscal 2007. If Sales for fiscal 2007 are (i) negative, the grant will be forfeited; (ii) greater than 0 then 50% of the award will vest ratably; (iii) equal to 1.5% then 75% percent of the award will vest ratably; and (iv) greater than or equal to 3% then 100 percent of the award will vest ratably. Vesting will be interpolated between each threshold level. If the performance condition is achieved, the restricted shares will vest ratably May 31, 2008, 2009 and 2010.

(5) The grant of restricted stock is subject to a performance vesting condition, Sales for the 2008 Spring season, the period from fiscal February through fiscal July. If Sales for the 2008 Spring season are (i) negative, the grant will be forfeited; (ii) greater than 0 then 50% of the award will vest ratably; (iii) equal to 1.5% then 75% percent of the award will vest ratably; and (iv) greater than or equal to 3% then 100 percent of the award will vest ratably. Vesting will be interpolated between each threshold level. Vesting will be interpolated between each threshold level. If the performance condition is achieved, the restricted shares will vest ratably on the first, second and third anniversaries of the grant date.

Item 9.01	Financial Statements and Exhibits.

Exhibits.
EXHIBIT #	DESCRIPTION
10.1	Employment Agreement with Douglas J. Treff made as of September 4, 2007
10.2	Change of Control Agreement with Douglas J. Treff entered into as of September 4, 2007
10.3	Indemnification Agreement dated September 4, 2007 with Douglas J. Treff
99.1	Press Release dated September 4, 2007
99.2	Press Release dated September 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.

Date: September 6, 2007	By:	/s/ Ullrich E. Porzig

Ullrich E. Porzig Senior Vice President Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT #	DESCRIPTION

10.1	Employment Agreement with Douglas J. Treff made as of September 4, 2007

10.2	Change of Control Agreement with Douglas J. Treff entered into as of September 4, 2007

10.3	Indemnification Agreement dated September 4, 2007 with Douglas J. Treff

99.1	Press Release dated September 4, 2007

99.2	Press Release dated September 6, 2007